Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-221650, 333-234058, 333-234323 and 333-246358 on Form S-8 of our reports dated September 27, 2021, relating to the financial statements of Stitch Fix, Inc. and its subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Stitch Fix, Inc. and its subsidiaries for the year ended July 31, 2021.

/s/ Deloitte & Touche LLP

San Francisco, California
September 27, 2021